Exhibit 10.17

PLEDGE CONTRACT

RURAL CREDIT COOPERATIVE OF SHANDONG

PLEDGE AGREEEMNT
               YISHUI RCC RP2010 004#

The Pledgee: (full name) YISHUI RURAL CREDIT COOPERATIVE

  The Pledger:(full name) SHANDONG LONGKONG TOURISM DEVELOPMENT CO., LTD.

    To ensure the contract:  YISHUI RCC LOAN 2010,095# LOAN  CONTRACT(hereinafter referred Main Contract) signed between  Shandong Longkong Travel development Co., Ltd (hereinafter referred  Pledger) and Yishui rural credit cooperative (hereinafter referred Pledgee), to carry out properly, the Pledger would guarantee the debt between the  debtor and the Pledger under the Main Contract. And signed the  contract under the state laws and regulations.

I.  The kind of the Main rights of the creditor, the amount of the Principal

The guaranteed main right of the creditor is: short term working capital loan, the amount of the principal is: RENMINBI 6 million Yuan. (currency and amount written in capital).

II. The scope of the Pledge.

The scope of the Pledge including the principal of the debt, interest, penalty interest, compound interest, penalty, damage compensation, and lawsuit charge, legal service fee, disposal of the rights of pledge service charge, transfer fee and other expenses occur to the Pledgee to accomplish its right.

III. The pledge rights define

1.  The pledgee agrees that the following property rights: the rights to operate and charging fees (see pledge list 2010-004) shall be the pledge right, the above pledge as a part of the pledge Contract.

  2. the above right shall be valued amount: (RENMINBI) sixty five million, five-hundred eighty four thousand, and five hundred Yuan; the final value shall be equal to the value that disposal of the property right.

IV. The pledger's undertaking

1.  The Pledge right shall be owned by the Pledger with the complete, indisputable ownership and the right of disposal.

2.  The pledge right is transferable.

3.  No such event occurred to the above pledge right, cancellation, disputable, seal up by authorities, frozen, etc.

4.  The pledge is a fixed deposit which is deposit in a full amount and withdraw in a full amount and term-renewing automatically, in such event, the Pledger shall give up the automatic term-renewal. The pledge is a remaining principal and withdrawing interest deposit, the interest withdrawal shall be suspended during the pledge, be rehabilitated till the loan is repaid completely, no compound interest is considered.

5.  Agree to

6.  The Pledgee does not need to provide the Pledger's ID card, private seal, password when the pledge is disposed by the Pledgee.

7.  The pledger has obtained the consent from the co-possessor to pledge the property right.

8.  No any event occurred to the pledge that may cause the Pledgee failing to accomplish the pledge right.

VI. The transfer and keeping of the warrant of the pledge right.

The power of the pledge right, the accessory rights and propagation of the pledge right.

1.  The Warrant of the pledge right shall be provide to the pledge in ___days after the contract is signed.

2.  The pledge is a bank draft, cashier's cheque, cheque, and other warrant that need to endorse, a "PLEDGE" symbol shall be endorsed on it.

3.  The Pledger shall complete all the necessary Pledge registration on the authorities, and other legal processing documents. The official copies of above registration and documents shall be provided to the Pledgee.

4.  Without the consent of the Pledgee, the Pledger shall not transfer the pledge, bestowal or authorize to a thirty party. If any above action approved by the Pledgee, the income from the above action shall be paid to the Pledge for balancing the debt under the Main Contract, or withdraw from the thirty party which the Pledgee and Pledger both agreed in common.

5.  The Pledgee shall keep the warrant of the Pledge in a good manner. The bad keeping of the above warrant, causes the warrant damaged, lost or bring the pledger a material loss, the Pledgee shall take a sole responsibility of compensation to the Pledger. The debtor complete repaying the debt under the Main Contract, the Warrant of the pledge shall be returned to the Pledger in time.

6.  In such event that a material depreciation occurs to the Pledge right, it may cause certain impediment to the Pledgee to accomplish his pledge right, the pledger shall provide the pledge a accepted Guarantee. Otherwise, the Pledgee may dispose the pledge by auction or sell the pledge. The income from the above action shall be repaid to the debt under the Main Contract, or withdraw from the thirty party which agreed by both parties in common.

VII. The cost and Expenses

The pledger shall take the sole responsibility of such expenses for defining the pledge right, evaluation, keeping, registration, notarization, drawing.

VIII. Accomplishment of the pledge right

1.  The debt term under the Main Contract expired, and the debt is still unpaid, the Pledgee may convert the Pledge into money by sale, auction to accomplish its priority of compensation. The above "term expired" including such event that the debt term under the Main Contract is declared expired by certain item under the Main Contract or enforced by state laws or regulations.

2.  The pledge term expired before the debt term under the Main Contract expiration, the Pledgee may convert the pledge right into money to pay the debt under the Main Contract, or withdraw from the thirty party which the both parties agreed to.

IX. Breach of faith.

1.  Both the Pledgee and the Pledger shall abide by the contract after it becomes effective. Otherwise, the party who breaks the contract shall take the sole responsibility of the compensation to another party.

2.  Such events as following occur to the Pledger, and bring a loss to the Pledgee, the Pledger shall provide the Pledgee a compensation in full payment.

(1)  Such events occurred to the Pledge is being hidden by the Pledger: co-possessing, dispute, warrant cancellation, dissent, seal-up by an authority, being frozen, being monitored, etc.

(2)  The Pledger presume to dispose the pledge right without writing consent from the Pledgee.

(3)  The other actions that break the contract or affect the Pledgee to accomplish its right.

X. Solution of the dispute

Any dispute shall be resolve by the negotiation between the Pledgee and the Pledger, the following item  as an option:

1.  Lawsuit.  resolved by the court in Ledgee's business area
2.  Arbitration. Resolved by a arbitrator _________________(full name) under the Arbitration Laws and Regulations.

The items of the Contract not in connection with the disputes shall be continued to carry on in the processing of the lawsuit or arbitration.

XI. Other matters.

The Pledger has received and reviewed the guaranteed Main Contract.

XII. Become effective.

The contract shall be set by the day it is signed, become effective after the Warrant of the Pledge is delivered to the Pledgee. If any registration required for the contract, shall be effective after the registration.

VIII. Total 3 official copies for the contract, each party hold one, with the same laws enforcement.

XIIII. Note.

The pledgee reminds the Ledger to acknowledge that all the items of the Contract shall be understood completely and correctly, the Pledgee has provided the note for certain items of the contract as the Pledger requested. The both parties agree to the rights and obligations under the Contract in common.

The Pledgee: (sealed by) YISHUI Rural Credit cooperative
Signature:      /s/ QI JIANGANG

The Pledger: (sealed by) Shandong Longkong Travel Development Co., Ltd
Signature:     /s/ ZHANG SHANJIU

Date:  21-4-2010
In the place of: YISHUI RCC office.